EXHIBIT 99.1 PRESS RELEASE DATED MAY 2, 2000.


                                  PRESS RELEASE


Houston, Texas - AMC Financial, Inc. announced that on May 2, 2000, its Board of Directors adopted a Plan of Liquidation and Dissolution, subject to shareholder approval. On January 13, 2000, the company announced the selection of Peter J. Solomon Company Limited to advise the company on strategic alternatives to optimize shareholder value, which alternatives included re-entering the mortgage loan origination business, investments, acquisitions, sale or merger of the company to or with another entity, joint venture or liquidation. Management immediately began working with the professionals at Peter J. Solomon Company to provide them with information on the company.

The Board of Directors recently received the report of Peter J. Solomon Company, which identified four possible strategic alternatives for the company; re-entry into the mortgage loan origination and servicing business; sale of the company; liquidation of assets and distribution of cash to shareholders upon dissolution of the company; and maintenance of the current status of the company. Peter J. Solomon Company recommended liquidation and dissolution of the company as the strategy most likely to maximize shareholder value. After further consultation with Peter J. Solomon Company about the data and assumptions underlying each alternative, the Board of Directors resolved to pursue a strategy of liquidation and dissolution. To that end, the Board of Directors adopted a Plan of Liquidation and Dissolution, which will be presented to the shareholders of the company for approval at an annual meeting of shareholders. At present, the company anticipates calling the annual meeting of shareholders on a date in late June 2000.

This report contains forward-looking statements that involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, implementing one or more of the company's strategic alternatives, legal proceedings, adverse economic conditions, competition and other risks detailed from time to time in the company's Securities and Exchange Commission reports. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

AMC Financial, Inc., formerly known as Cityscape Financial Corp., is a consumer finance company which, through its wholly-owned subsidiary Cityscape Corp., is in the business of selling and holding in its portfolio mortgage loans secured primarily by one-to four-family residences.

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